Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Broad Street Realty, Inc.

Reston, Virginia

We hereby consent to the incorporation by reference in the Registration Statements of Broad Street Realty, Inc. (the “Company”), on Form S-8 (Nos 333-260103 and 333-256206) of our report dated April 1, 2024, relating to the consolidated financial statements as of December 31, 2023 and for the year ended December 31 2023, and the related notes and schedule III, which appears in the Company’s annual report on Form 10-K.

/s/ Cherry Bekaert LLP

Richmond, Virginia

April 1, 2024